Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December 5, 2022, by and between [_________] (the “Shareholder”) and NBT Bancorp Inc., a Delaware corporation (“NBT”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, NBT, NBT Bank, N.A., a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Salisbury Bancorp, Inc., a Connecticut corporation (“Salisbury”), and Salisbury Bank and Trust Company, a Connecticut-chartered bank and wholly-owned subsidiary of Salisbury (“Salisbury Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Salisbury will merge with and into NBT, with NBT surviving, and immediately thereafter, Salisbury Bank will merge with and into NBT Bank, with NBT Bank surviving, and in connection therewith, shares of Salisbury Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has the power to vote or direct the voting of the number of shares of Salisbury Stock identified on Exhibit A hereto (such shares, together with all shares of Salisbury Stock with respect to which Shareholder subsequently acquires beneficial ownership, and has the power to vote or direct the voting of such shares, during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of NBT to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Salisbury, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NBT, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)
vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Salisbury contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2.  No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) surrendering Shares to Salisbury in connection with the vesting, settlement or exercise of Salisbury equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Salisbury equity awards, the exercise price thereon, and (e) such transfers as NBT may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.  Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with NBT as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)
This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by NBT, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)
The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)
Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of and has the power to vote or direct the voting of such shares, or is the trustee that is the record holder of and has the power to vote or direct the voting of such shares, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Salisbury that the Shareholder has the power to vote or direct the voting of other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote or direct the voting of the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.  Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint NBT with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Salisbury, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Salisbury taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 8 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5.  No Solicitation. Subject to Section 10, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Salisbury, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of such Shareholder, or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than NBT) any confidential or non-public information or data with respect to Salisbury or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Salisbury’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Salisbury that takes any action in support of an Acquisition Proposal.

Section 6.  Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to NBT if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, NBT will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that NBT has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with NBT’s seeking or obtaining such equitable relief.

Section 7.  Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the final adjournment of the Salisbury Meeting or (b) the termination of the Merger Agreement in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8.  Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9.  Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.  Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Salisbury, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Salisbury or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer, as applicable, of Salisbury.

Section 11.  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of State of Delaware, without regard for conflict of law provisions.

Section 12.  Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to NBT in accordance with Section 8.06 of the Merger Agreement and to the Shareholder at his, her or its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NBT BANCORP INC.

By:
Name:
Title:

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF SALISBURY COMMON STOCK BENEFICIALLY OWNED